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                                                                      EXHIBIT 12

                          NAPCO SECURITY SYSTEMS, INC.

                              COMPUTATION OF RATIOS

                                      2000             1999                 1998
                                      ----             ----                 ----
                                            (In thousands, except for ratios)

A.  Current Assets                     $40,975          $41,696           $44,153
B.  Current Liabilities                  5,695            6,776            10,211
    Current Ratio

      (Line A / Line B)               7.2 to 1         6.2 to 1          4.3 to 1

C.  Sales                              $53,677          $50,573           $50,269
D.  Receivables                         18,027           16,446            14,760

    Ratio (Line C / Line D)           3.0 to 1         3.1 to 1          3.4 to 1

E.  Total Current Liabilities          $ 5,695          $ 6,776           $10,211
F.  Long Term Debt                      16,183           17,241            18,644
G.  Deferred Income Taxes                  292              442               875
H.  Total Liabilities                   22,170           24,459            29,730
I.  Equity                              33,359           31,328            28,833

    Ratio (Line H / Line I)            .7 to 1          .8 to 1          1.0 to 1







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